For More Information:

Jim Kerr, Vice President
317-489-5900

jkerr@careguide.com

RESULTS SHOW PREDICTIVE MODELING REVERSES SPIRALING HEALTHCARE COSTS, PRODUCES AVERAGE 5.1% COST DECLINE

CareGuide’s One Care Street Predictive Modeling System Produces

an 8:1 Return On Investment

Coral Springs, FL (April 17, 2007) – CareGuide, Inc. (OTCBB:CGDE), a total population health management company, today announced that its newly acquired One Care Street™ predictive modeling and health coaching system produced a substantial reduction (average 5.1 percent) in overall healthcare costs for 10 customers studied over the 2005-2006 benefits cycles.

The analysis compared national employer trends against results from One Care Street customers. According to the 2006 Kaiser Family Foundation’s Employer Health Benefits study, employers averaged a 7.7 percent annual healthcare cost increase from 2005 to the 2006 benefit year. In contrast, One Care Street customers saved an average of $506 per insured per year and experienced an average $8 reduction in trended healthcare costs for every $1 they spent on the One Care Street system. All 10 clients also realized improvements in total population health outcomes, such as levels of physical and emotional symptoms, functional ability, health behavior change and productivity.

The One Care Street system combines predictive modeling science and health coaching support to identify people who are likely to use large amounts of costly healthcare services before they need such services over the coming 6-12 month period. This approach is in stark contrast to disease management, which relies on past healthcare usage to find those that will use large amounts of healthcare services. Research has demonstrated that the standard disease management approach is accurate in identifying only 10-15 percent of the people who will actually use large amounts of healthcare services, as compared to the 63-67 percent of high utilizers reliably identified by One Care Street.

“We expected One Care Street to reduce costs or slow cost increases, but these results are monumental when you realize how long the industry has been struggling to reverse the upward cost trend,” said Julie A. Meek, chief operating officer and executive vice president of CareGuide.

Specific outcomes from customers using One Care Street for two years or more include:

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PeaceHealth, a West Coast hospital system, experienced a 0.7 percent increase in health costs over a two-year timeframe in the pilot One Care Street location, while other non-participating locations saw 10 to 31 percent increases.

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One Care Street Customers Experience Below Average Healthcare Cost Increases

April 17, 2007

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The North Carolina Bankers Association Health Benefit Trust was $1.7 million under their projected healthcare budget from 2005 to 2006, and not only experienced flat renewal rates for their member banks in 2005 and 2006, but will grant a one month premium holiday to participating banks in 2007.

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City County Insurance Services, providing benefits services for cities, counties and other eligible local governments in Oregon, experienced a 7 percent decline in plan net claims paid from 2005 to 2006 and also validated these results with a matched control study conducted by an independent analyst.

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Scott Insurance, a 172-based employee-owned provider of benefits services and risk management consulting, realized flat renewal rates over multiple years, as compared to the average national healthcare spending increases of 7-10 percent from 2004 to 2006.

“We’ve believed for a long time that there is a direct correlation between positive changes in health behavior and the ability to keep costs from increasing,” said Dinamarie Van Cleave, director of health risk management at Scott Insurance. “It’s clear that One Care Street has shown that prospectively finding and helping employees through survey-based predictive modeling is a critical component in decreasing healthcare costs.”

“After three 12-month cycles of using the One Care Street system, we’ve found that this proactive approach to healthcare management is simply the right thing for us to do,” said Sue Kent, PeaceHealth System director of benefits. “After the pilot at one of our hospitals, not only did we see an amazing slow down in our health cost increases, but many of our employees are telling us, through subsequent surveys, that they are now feeling and functioning better.”

About CareGuide

Headquartered in Coral Springs, Florida, CareGuide is a total population health management company serving the health and benefit plans of managed care organizations, employers, unions, third party administrators and government customers. CareGuide offers the One Care Street product, among other products and services to its broad customer base. Understanding that health status is dynamic and encompasses physical, mental and social qualities, CareGuide’s integrated solutions are intended to address each of these factors to achieve superior health and financial outcomes for customers. CareGuide distinguishes itself by combining high human touch with technology and science to assist in the identification and engagement of individuals in need – our aim is to find more, miss fewer, and help better. Visit www.careguide.com for more information.

This release contains information about management’s view of the Company’s future expectations, financial results, plans and prospects, including impact on customer healthcare costs, that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the Company’s acquisition of The Haelan Group and catastrophic claims that might affect one or more of Haelan’s customers’ benefit plan cost trends, as well as other factors that are discussed in the Company’s Transition Report on Form 10-KSB for the nine months ended December 31, 2006, filed with the SEC on April 17, 2007, as well as other documents the Company files with the SEC.

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